Exhibit 99.1

Galena Biopharma Reports First Quarter 2013 Financial Results

•	Lead product, NeuVax™ (nelipepimut-S), reached global site enrollment milestone for Phase 3 PRESENT trial; and commenced enrolling a Phase 2b in combination with Herceptin®.

•	Completed Abstral® product acquisition in the U.S., with launch targeted in the 4th Quarter of 2013.

•	Operating loss from continuing operations for the quarter ended March 31, 2013 of $6.6 million.

•	Cash & marketable securities of $27.2 million, with a subsequent debt financing of $10 million—and outstanding tranche of another $5 million.

Lake Oswego, Oregon, May 9, 2013— Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today reported its financial results for the quarter ended March 31, 2013 and provided a business update.

“We envision a day when breast cancer survivors can live free from fear of disease recurrence, and are focused on advancing NeuVax in both our Phase 3 PRESENT study and Phase 2b combination trial,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “Also, with the acquisition of FDA-approved Abstral, I am more excited than ever about our prospects as we further accelerate into a commercial company. Over the past two months, the Abstral team has made significant progress by transferring the New Drug Application two months ahead of schedule and reaching several regulatory, manufacturing, and clinical milestones, as we drive towards commercial launch in the fourth quarter of this year.”

1Q, 2013 Highlights

•	Lead product, NeuVax (nelipepimut-S), is enrolling patients in two key trials.

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NeuVax is the first adjuvant breast cancer vaccine to enter pivotal Phase 3 clinical trials. Galena is currently enrolling its randomized, multi-national Phase 3 trial entitled PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment). The study is being conducted under a Special Protocol Assessment (SPA) granted by the U.S. Food and Drug Administration (FDA), and is currently enrolling in over 125 clinical sites worldwide.

•	A randomized, multicenter investigator-sponsored, 300 patient Phase 2b clinical trial began enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

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Received the 2013 Global Frost & Sullivan Award for New Product Innovation for NeuVax. In March 2013, independent research firm, Frost & Sullivan, recognized Galena Biopharma with the 2013 Global Frost & Sullivan Award for New Product Innovation. Each year, Frost & Sullivan presents this award to the company that has developed an innovative element in a product by leveraging leading-edge technologies. The award recognizes the value-added features/benefits of the product and the increased ROI it offers customers, which, in turn, increases customer acquisition and overall market penetration potential.

•	NeuVax mechanism of action video now available at http://www.neuvax.com/how-neuvax-works/. The video can be viewed on both the www.neuvax.com and www.galenabiopharma.com websites.

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Acquired Abstral® (fentanyl) Sublingual Tablets in U.S., a Novel, Best-in-Class Treatment Approved for Breakthrough Cancer Pain. In March 2013, Galena acquired Abstral from Orexo AB (ORX.ST), an emerging specialty pharmaceutical company based in Sweden. Abstral was approved by the FDA in 2011, and is an important new treatment option for inadequately controlled breakthrough cancer pain (BTcP) in patients who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. BTcP has been shown to affect as many as 40%-80% of cancer patients, with reported episodes of four per day and a median duration of 30 minutes. The innovative Abstral formulation delivers the analgesic power of micronized fentanyl in a sublingual tablet, which dissolves under the tongue within seconds. Abstral provides rapid relief of BTcP, predictable dosing, and is convenient and easy to use. It is the transmucosal immediate-release fentanyl (TIRF) market leader in Europe, and Galena expects to launch the drug into the $400 million U.S. market for TIRFs in in the fourth quarter of 2013.

•	Strengthened the management team and expanded the Board of Directors with experts in oncology commercialization.

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Christopher S. Lento joined Galena as its Vice President of Sales and Commercial Operations to launch Abstral. Mr. Lento has 20 years of experience in senior level positions managing the sales, business development and operations at major healthcare companies including Genentech BioOncology, Altos Solutions, Abraxis Bioscience (acquired by Celgene Corporation), and US Oncology Network.

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William L. Ashton joined the Company’s Board of Directors in May 2013. Mr. Ashton is a senior executive with more than twenty-eight years of experience in biotechnology and pharmaceutical leadership and management. Most recently, at Amgen, Inc., he served as Vice President of corporate and government affairs and Vice President of sales, and was directly responsible for product launches, as well as interaction with key government agencies including the Centers for Medicare and Medicaid Services. After retiring from Amgen, Mr. Ashton joined the University of the Sciences in Philadelphia where he currently serves as Associate Provost and Senior Vice President of Strategic Business Development, Founding Dean, Mayes College of Healthcare Business and Policy, and Assistant Professor of Pharmaceutical Business.

First Quarter 2013 Financial Highlights

Operating loss for the quarter ended March 31, 2013 was $6.6 million, including $0.4 million in stock-based compensation charges, compared with an operating loss of $4.4 million for the quarter ended March 31, 2012, which includes $0.7 million in stock-based compensation charges.

Galena Biopharma also incurs income or expense due to non-cash charges related to changes in the fair value estimates of the Company’s warrant liabilities and contingent purchase price liability. These charges for the quarter ended March 31, 2013 were $5.4 million versus $19.1 million for the quarter ended March 31, 2012.

Net loss (including both continued operations and discontinued operations) for the quarter ended March 31, 2013 was $9.3 million, or $0.11 per basic and diluted share, versus a net loss of $24.8 million, or $0.52 per basic and diluted share, for the quarter ended March 31, 2012.

As of March 31, 2013, Galena had cash, cash equivalents and marketable securities of $27.2 million, compared with $35.6 million as of December 31, 2012. Our marketable securities consist of approximately 33.5 million shares of common stock in RXi Pharmaceuticals (OTCBB: RXII), with a market value of approximately $9.7 million and $2.7 million at March 31, 2013 and December 31, 2012, respectively. On May 8, Galena completed a debt financing of $15 million to fund the purchase and launch of Abstral, of which $10 million was drawn immediately.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immmunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-

Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The PRESENT trial is ongoing and additional information on the study can be found at www.neuvax.com. A randomized, multicenter investigator sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, only about 25% are HER2 positive (IHC 3+). NeuVax targets the approximately 50%-60% of these women who are HER2 negative (IHC 1+/2+ or FISH < 2.2) and achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

About Abstral® (fentanyl) Sublingual Tablets

Abstral® (fentanyl) Sublingual Tablets are an important new treatment option for inadequately controlled breakthrough cancer pain (BTcP) which impact 40%-80% of cancer patients. Abstral is approved by the FDA, and is a sublingual (under the tongue) fentanyl tablet indicated only for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The innovative Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a more convenient sublingual tablet which rapidly dissolves under the tongue in seconds, provides rapid relief of breakthrough pain in minutes, and matches the duration of the entire pain episode.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the progress of patient enrollment in our clinical trials, as well as statements about expectations, plans and prospects for the commercialization of Abstral and development of Galena’s product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the three months ended March 21, 2013 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES (unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Expenses:
Research and development	$5,081	$2,664
General and administrative	1,530	1,746

Operating loss	(6,611)	(4,410)
Other income (expense), net	(5,444)	(19,130)

Pretax loss from continuing operations	(12,055)	(23,540)
Income tax benefit	(2,762)	—

Net loss from continuing operations	(9,293)	(23,540)
Discontinued operations	—	(1,221)

Net loss	$(9,293)	$(24,761)

Earnings per common share – basic and diluted
Continuing operations	$(0.11)	$(0.49)

Discontinued operations	$—	$(0.03)

Net loss	$(0.11)	$(0.52)

Weighted average shares outstanding – basic and diluted	83,002,323	47,967,499

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2013 (unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$17,481	$32,807
Restricted cash	102	101
Marketable securities	9,709	2,678
Prepaid expenses	210	535

Total current assets	27,502	36,121

Equipment and furnishings, net	27	29
In-process research and development	12,864	12,864
Abstral rights	15,086	—
Goodwill	5,898	5,898
Deposits	74	74

Total assets	$61,451	$54,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,601	$4,014
Current maturities of capital lease obligations	6	6
Fair value of warrants potentially settleable in cash	15,843	10,964
Current contingent purchase price consideration, current	929	935

Total current liabilities	26,379	15,919
Capital lease obligations, net of current maturities	51	51
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, long term	6,656	6,207

Total liabilities	38,139	27,230
Stockholders’ equity	23,312	27,756

Total liabilities and stockholders’ equity	$61,451	$54,986

Contact:

Remy Bernarda

Senior Director, Communications

+1 (503) 400-6995

rbernarda@galenabiopharma.com